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                                                                 Exhibit 10.13

                                 G. M. PFAFF AG

                             Distribution Agreement

                                 October 1, 1994
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                            DISTRIBUTORSHIP AGREEMENT

                                  (Pfaff - WG)

      This AGREEMENT is made as of October 1, 1994, between G. M. Pfaff AG, a German limited liability company ("Pfaff"); and WG, Inc., a Delaware (U.S.A.) corporation ("WG").

                                R E C I T A L S:

      A. The parties desire to continue their existing business relationship under new contractual arrangements.

      B. To accomplish this, it is agreed that: (i) all existing contracts between the parties are hereby terminated, as provided in Section 7.1 of this Agreement; and (ii) the following new contract terms shall take effect as of this date to govern the distribution by WG in the United States of America and Puerto Rico (the "Territory") of all spare or replacement parts ("Parts") for industrial sewing machines (i.e., equipment for industrial use which either is a sewing machine or incorporates a sewing machine as a part thereof) and related accessories and attachments manufactured or sold by Pfaff and its Affiliates ("Products") (excluding, however, those parts and industrial sewing machines and related accessories and attachments excluded from the definition of Parts and Products, respectively, by the provisions of Section 6.2 below).

      1. Appointment

      1.1 Subject to the terms and conditions of this Agreement, Pfaff grants to WG the right to import, promote and sell Parts in the Territory. Such right shall be exclusive for the exclusive period specified in Article 5 hereof except for:

            (i) Sales to United Shoe Machinery Corporation ("USM") which are made directly from Pfaff's main facilities in Germany for replacement of parts contained in machines sold by USM.

            (ii) Sales or deliveries of Parts to Pfaff USA, Inc. ("PUSA") or any other Affiliate of Pfaff or any successor of PUSA, but only to the extent that such Parts are conversion Parts (designed to convert pocket-setting machines or other automatic industrial sewing machines from one design-dependent or special design sub-class to another). Conversion Parts may be acquired from WG or from any other source. If acquired from WG, conversion Parts shall be sold as provided in Section 4.3.

For purposes of this Agreement, an "Affiliate" of a person shall mean any person who owns, is owned by or is owned by any owner of such person. For purposes of this definition, a person owns: (i) a corporation when more than 50% of the outstanding voting shares or total outstanding shares is owned directly or indirectly by the person; or (ii) a partnership, trust or

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other entity when the person controls such entity or has any equity interest therein greater than 50%. The term "Affiliate" when used with respect to Pfaff shall not include The Singer Company, Semi-Tech (Global) Company Limited or any of their affiliates, other than affiliates owned by Pfaff.

      1.2 Except for parts and used machines and except to the extent necessary to carry on distribution for export outside the Territory, during the exclusive term of this Agreement WG and its Affiliates shall not engage in the distribution in the Territory of industrial sewing equipment that competes with Products. Equipment currently manufactured by Pegasus Sewing Machine Mfg. Co., Ltd. ("Pegasus") and currently sold by Pegasus or its Affiliates or agents in the Territory, or subsequently introduced and sold by Pegasus or its Affiliates or agents in the Territory which is of the same type and function as that currently sold, shall be deemed non-competitive for these purposes. WG covenants and agrees that it and its Affiliates shall not distribute or sell parts not manufactured by or for Pfaff for use in or on the Products (other than generic parts hereafter sold by WG or its Unity Division in the same manner as heretofore).

      1.3 The parties hereto agree that industrial sewing machine needles manufactured by or for Pfaff and sold under one of the Trademarks shall be deemed Parts for the purposes of this Agreement. WG agrees to use all reasonable efforts to promote the sale of such needles for use with the Products and with other industrial sewing machines manufactured by Pfaff but not marketed or sold under any of the Trademarks (and therefore not constituting Products), including without limitation distributing promotional flyers in fulfilling orders of customers of WG for other Parts and supplying such needles to customers when such customers order needles for Products or for other industrial sewing machines manufactured by Pfaff. The parties agree that WG shall sell (meaning the completion of the shipment and invoicing of such needles to customers in such calendar year, less all returns to WG in such calendar year of such needles previously sold to any customer) at least an aggregate of Two Million Five Hundred Thousand (2,500,000) of such needles in calendar year 1995. For calendar year 1996 and for each calendar year thereafter, said minimum sales quantity shall increase by Twenty Percent (20%) over the minimum sales quantity for the immediately preceding calendar year (being Three Million (3,000,000) for calendar year 1996, Three Million Six Hundred Thousand (3,600,000) for calendar year 1997, and so on). If WG shall fail to sell such quantity of such needles in any calendar year, Pfaff at its option may terminate the exclusive distribution rights of WG granted to WG pursuant to section 1.1 hereof in regard to such needles only (but not in regard to any other Parts) by giving written notice to WG to such effect no later than the latter of (i) sixty (60) days after Pfaff shall learn of the total quantity of such needles sold by WG in the relevant calendar year and (ii) ninety (90) days after the end of the relevant calendar year, in which event WG's distribution rights in regard to such needles shall become non-exclusive. The foregoing sentence shall not affect in any way the rights of termination of the exclusive and non-exclusive terms of this Agreement generally set forth in Article 5 hereof.

      2. Terms of Sale

      2.1 Pfaff shall provide WG such technical assistance and such printed material (including operating and service manuals and sales literature) as may be reasonably required by

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WG in the promotion, sale and servicing of Parts. The cost of such technical assistance and printed material shall be borne by WG.

      2.2 WG shall purchase Parts at prices set by Pfaff, ex works Pfaff's plant in Germany, although Pfaff shall arrange for the shipment from its Plant. Prices are subject to change from time to time by Pfaff on 60 days' written notice prior to the effective date of any such change. Price changes shall apply to orders submitted before the expiration of the 60-day period, if delivery is scheduled to take place after such period expires. In any event, however, Pfaff prices to WG shall not exceed the following:

          (i) During the exclusive term hereof, Pfaff shall afford to WG prices and other payment and shipping terms which are no less favorable to WG than those afforded to USM.

          (ii) During the non-exclusive term hereof, if any, Pfaff shall afford to WG prices and other payment and shipping terms which are no less favorable to WG than those afforded by Pfaff or any Affiliate to PUSA, to any Affiliate or to any other person in the Territory.

      2.3 Pfaff hereby extends to WG Pfaff's standard warranty with respect to Parts. Pfaff disclaims, both under this Agreement and in connection with any sales pursuant hereto, all express and implied warranties, including any warranties of merchantability and fitness for purpose, other than those express warranties specifically stated in Pfaff's then current standard warranty, and Pfaff further excludes all remedies other than those specifically set forth in such standard warranty. All consequential, punitive, and all other similar damages are excluded. Pfaff's standard warranty shall incorporate the substance of the preceding two sentences. WG agrees that it shall not give any warranty or remedy in regard to Parts that is any longer in duration or broader in scope than such Pfaff warranty without the prior written approval of Pfaff.

      3. Trademarks, Tradenames and Patents

      3.1 Pfaff grants to WG the right and license to use in the Territory, without right of sublicense, all of the following now or hereafter during the term of this Agreement owned or possessed by Pfaff and its Affiliates:

          (i) all trademarks that are used by Pfaff or any of its Affiliates in the manufacture, promotion or sale of Parts ("Trademarks");

          (ii) the tradenames that are used by Pfaff or any of its Affiliates in the manufacture, promotion or sale of Parts ("Tradenames") and

          (iii) all patents and patent applications relating to the manufacture, use or sale of Parts ("patents");

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but only for the purpose of importing, promoting and selling Parts in the
Territory and for no other purpose. The foregoing shall not constitute an assignment of the Trademarks, Tradenames or Patents.

      3.2 WG may place the Trademarks and Tradenames on its stationery, catalogues, promotional literature, advertising material and signs, but only in connection with the promotion, sale and servicing of Parts in the Territory. The method of use of the Trademarks and Trade names by WG shall be strictly in accordance with the instructions to be given by Pfaff and subject to the prior written approval by Pfaff. WG shall submit to Pfaff for prior approval representative samples of all leaflets and other advertising materials referred to above. WG shall not be allowed to combine the Trademarks and Tradenames with any other trademarks or tradenames or any sort of patterns or letters or designs. WG shall not make any change or alteration to the original configuration and colors of the Trademarks and Tradenames.

      4. Compensation and Sales to PUSA

      4.1 WG shall pay to PUSA with respect to any calendar year during the exclusive term of this Agreement a commission equal to ten percent of WG's total net sales of Parts under this Agreement. Payment of commissions shall be a minimum of $80,000 per month commencing September 1, 1994. If commissions for the calendar year exceed $80,000 per month, such excess commissions will be paid by WG no later than February 15 of the following calendar year. If commissions for the calendar year are less than $80,000 per month, such deficiency shall be carried forward and applied as a credit against excess commissions for subsequent calendar years. Any deficiency still outstanding at the time the exclusive term of this Agreement expires or is terminated for any reason will not be refunded to WG but rather will be deemed earned by PUSA as a minimum commission. Payments shall be made within 15 days after the end of each month. For purposes of this Section 4.1, net sales shall be computed net of discounts, allowances, credits and returns and without consideration of any charges for taxes, freight, shipping costs, import duties or the like.

      4.2 WG shall provide a $100 Gift Certificate to PUSA for each Pegasus manufactured machine sold by PUSA on or after September 1, 1994. Gift Certificates will be redeemable by PUSA customers against purchases of Pegasus parts from WG. PUSA may redeem the Gift Certificates issued in any calendar year for cash equal to 50% of the face value of the Gift Certificates.

      4.3 Conversion Parts (as described in clause (ii) of Section 1.1) shall be sold by WG to PUSA at WG's cost plus an amount equal to 2% of such cost, on the 30-day terms referred to in Section 4.3. Customer-rejected conversion Parts returned by PUSA to WG shall be repurchased by WG at WG's cost less an amount equal to 2% of such cost, on such 30-day terms, provided such conversion Parts are not obsolete and provided that, to the extent WG's inventory supply of any Part, based upon average monthly sales of such Part over the preceding 18 months, exceeds 36 months, then the aggregate amount WG shall be required to pay in any calendar year upon repurchases of such excess supply of such Part shall not exceed $15,000 (which $15,000 limit shall be increased for any calendar year by an amount which is in the same ratio to $15,000


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as the ratio of (i) the number of PUSA machine manufactured by Pfaff or Pegasus
("Machines") sold during the year in excess of 4,000 to (ii) 4,000).

      4.4 Purchases of PUSA Machines or other merchandise by WG from PUSA shall be paid for by WG within 30 days.

      5. Termination

      5.1 This Agreement shall continue in full force and effect on an exclusive basis until December 31, 1996.

          (i) It shall automatically be renewed on such exclusive basis for successive periods of two (2) years each, unless one of the parties to this Agreement gives written notice of termination to the other at least one year prior to the expiration of said initial period or any successive two-year period, whichever is applicable, such termination to be effective at the end of the initial period or the relevant two-year extension thereof: in the event such one-year termination notice is given, this Agreement shall continue on an exclusive basis during the one-year termination period, and shall continue thereafter on a non-exclusive basis.

          (ii) If the notice of termination of the exclusive period of this Agreement has previously been given, either party may terminate the non-exclusive term of this Agreement at the end of any calendar year ending after the calendar year in which the exclusive term ends by giving at least one year's prior written notice of such termination of the non-exclusive term: in the event such one-year termination of the nonexclusive term is given, this Agreement shall continue in force during the one-year termination period on a non-exclusive basis; but this Agreement shall end and be of no further force or effect thereafter.

          (iii) Either party may terminate both the exclusive and non-exclusive term of this Agreement while the Agreement is still on an exclusive basis, effective as of the end of any calendar year at which the termination of the exclusive term may become effective pursuant to clause (i) above, by giving at least two (2) years prior written notice of such termination of both the exclusive and non-exclusive terms of this Agreement: subject to the provisions of the following clause (iv), in the event such two-year termination notice is given, this Agreement shall in both years of such termination period remain in force on an WG exclusive basis; but this Agreement shall end and be of no further force or effect thereafter.

          (iv) Anything in this Section 5.1 hereof to the contrary notwithstanding, any termination of the non-exclusive term of this Agreement may not be effective prior to December 31, 1998.

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      5.2 Pfaff shall have the right to declare this Agreement non-exclusive (if not then non-exclusive) upon 30 days prior written notice given within 120 days after the end of any calendar year ending after January 1, 1994, if in the calendar year in question WG failed to purchase Parts having an aggregate purchase price (computed in DM), based upon the invoice price set forth on the invoice from Pfaff to WG (without consideration of charges for taxes, freight, shipping costs, import duties, or the like), equal to at least 25% of the average annual amount of purchases of Products by PUSA (computed in DM) based upon the invoice price of such Products (excluding automatic machines) without consideration of any charges for taxes, freight, shipping costs, import duties, or the like, and using the same concept of invoice price as used in determining the aggregate purchase price of Parts) as invoiced by Pfaff or any Affiliate of Pfaff to PUSA for sale or use in the Territory, for the three full calendar years ended immediately preceding the calendar year in question (including under the predecessor to this Agreement). For purposes of this Section 5.1:

          (i) Parts purchased by WG during a calendar year shall mean Parts actually invoiced by Pfaff and its Affiliates during such year plus Parts on order as of October 1 of such year but not delivered during the year, provided, however, that such ordered but not delivered Parts shall not be included in the calculation of purchases the following year.

          (ii) If purchases of Parts by WG during the calendar year immediately preceding the calendar year in question exceeded the amount of purchases required for such year in order to meet the aforesaid 25% minimum or average purchases of Products, the amount of such excess may be carried forward and applied as a credit against the purchases requirement for the calendar year in question but not no subsequent calendar year.

          (iii) Products purchased by PUSA and sold to USM shall be included in determining the said aggregate purchase price.

          (iv) Parts purchased or ordered prior to October 1, 1994, under the predecessor of this Agreement (i.e., the agreement of September 1982 between and Willcox & Gibbs, Inc.) shall be counted for purposes of meeting the minimum aggregate purchase provisions of this Section 5.2.

      5.3 This Agreement may be terminated by the aggrieved party immediately upon written notice to the other ("Defaulting Party"), in the event that after the date hereof:

          (i) The Defaulting Party commits a material breach or default under this Agreement, which breach or default shall not be remedied within 30 days after giving of notice thereof to the Defaulting Party; or

          (ii) The Defaulting Party is unable to meet its debts as they fall due or enters into liquidating or dissolution or becomes bankrupt or insolvent, or if a trustee or receiver is appointed for such party, whether by voluntary act or otherwise, or if any proceeding is instituted by or against such party under the

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      provisions of any bankruptcy act or amendment thereto which results in the entry of an order for relief against it which is not stayed or remains undismissed for a period of 60 days, or if it enters into a voluntary arrangement with its creditors.

      5.4 Upon termination of both the exclusive and nonexclusive terms of this Agreement, Pfaff is entitled to restrict or even stop entirely deliveries of Parts to WG including deliveries on orders already received at the time of notice of termination. However, Pfaff is required to make Parts available to WG in order to enable WG to maintain its own delivery commitments existing before termination becomes effective subject to proof being given by WG to Pfaff.

      5.5 Upon termination of both the exclusive and nonexclusive terms of this Agreement, all of WG's rights with respect to the Trademarks and Tradenames shall immediately cease, and shall repurchase all usable advertising and printed matter made available by it to WG. WG shall have no further right to use the designation "Pfaff" in any manner.

      5.6 Neither party hereto is under any obligation to continue this Agreement in effect, nor to continue the legal and contractual arrangement established hereunder, after termination of this Agreement in accordance with this Article 5. Both parties recognized the necessity of making expenditures in performing and in preparing to perform this Agreement. The parties nevertheless agree that neither party shall be liable to the other for termination of this Agreement in accordance with this Article 5, including but not limited to, for loss or damage due to investments, leases and sales, and advertising and promotional activities, whether incurred in connection with the preparation to perform or the performance of this Agreement or in the expectation of its renewal or extension.

      6. Non-Competition

     6.1 Subject to the exceptions contained in Article 1, during the exclusive term of this Agreement Pfaff and its Affiliates shall not directly or indirectly (by equity or management participation, beneficial ownership, contract arrangement or otherwise) contribute to, participate in or furnish material goods or information for the selling, offering for sale or distribution of Parts in the Territory, and shall each use its best efforts to prevent any such sale, offer or distribution, other than by WG. Without limitation Pfaff and its Affiliates shall not so contribute to, participate in, or furnish material goods or information for the selling, offering for sale or distribution of Parts for the Products in the Territory other than under one of the Trademarks.

     6.2 The parties hereto hereby acknowledge and agree that the Singer Company, Semi-Tech (Global) Company Limited and their affiliates other than those affiliates owned by Pfaff (the "ISTM Group") may from time to time sell in the Territory industrial sewing machines and related accessories and attachments manufactured by Pfaff or its Affiliates and bearing one or more of the Trademarks or Tradenames or none of the Trademarks or Tradenames.

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          (i) The parties hereto agree that such industrial sewing machines and related accessories and attachments (even if manufactured by Pfaff) shall not be deemed included within the definition of Products as used in this Agreement unless the same bear or are sold under one of the Trademarks or Tradenames. In this connection, the definition of "Parts" as used in this Agreement shall not include any parts sold by the ISTM Group or Pfaff for any such industrial sewing machines and related accessories and attachments which are not included within the definition of Products. However, the immediately preceding sentence shall not be deemed to exclude from the definition of Parts" any such parts which are sold by Pfaff or the ISTM Group under any of the Trademarks or Tradenames but this sentence shall not be applicable to the sale of certain parts manufactured by Pfaff which are stamped with the "Pfaff" name and sold for sewing machines, accessories and attachments referred to in the immediately preceding sentence.

          (ii) WG covenants and agrees (A) to sell conversion Parts to the ISTM Group for such industrial sewing machines and related accessories and attachments, even if the same are not "Products," on the same terms and conditions, including price, as Parts are sold by WG to PUSA for Products hereunder and (B) to sell other Parts to the ISTM Group for such industrial sewing machines and related accessories and attachments, even if the same are not "Products," on the same terms and conditions, including price, as if selling to its dealers for Products.

     7. Miscellaneous Provisions

     7.1 In addition to termination of existing contracts between Pfaff and W&G, all existing contracts between Pfaff or any Pfaff Affiliate (on the one hand) and WG or any WG Affiliate (on the other hand) are hereby terminated. Such terminations shall be without liability of any party to any other party. Notwithstanding the foregoing, ordinary commercial dealings such as those involving the sale, purchase or delivery of Parts or payment therefor, uncompleted at the date hereof, shall be completed in accordance with the parties' regular trade practices.

     7.2 Neither of the parties hereto shall be responsible for or liable to the other party for any damages or loss of any kind, directly or indirectly resulting from fire, flood, explosion, riot, rebellion, revolution, war, labor trouble (whether or not due to the fault of either party), requirements or acts of any government or subdivision thereof, mechanical breakdown or any other cause beyond the reasonable control of the party. The occurrence and the termination of such force majeure shall be promptly communicated to the other party.

     7.3 All notices, requests, demands and other communication hereunder shall be in writing and shall be given by delivery against receipt, by facsimile transmission, by telex or by registered air mail, postage prepaid, addressed as follows, or to such other address or person as a party may designate by giving notice to the other party hereunder:

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(i) To WG, to                                (ii) If to Pfaff, to:

    WG, Inc.                                      Pfaff USA Inc.
    200 Madison Avenue                            7270 McGinnis Ferry Road
    New York, New York 10016                      Suwanee, Georgia 30174
    Attention: Chairman of the Board              Attention: President

Communications hereunder by facsimile transmission or telex shall be deemed given at the time of transmission and communications hereunder by airmail shall be deemed given ten days after the date of registration.

     7.4 This Agreement shall be governed by the laws of the State of New York. Pfaff's standard terms and conditions of sale and delivery of equipment, however shall be governed by German law so long as not in conflict with the terms of this Agreement. In all events, the United Nations Convention on Contracts for the International Sale of Goods shall be inapplicable.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day first above written.

G.M. PFAFF AG                                          WG, INC.


By:  /s/ J.A. Gardiner                                 By:  /s/ John K. Ziegler
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